Exhibit 99.6

CB RICHARD ELLIS GROUP, INC.

2004 STOCK INCENTIVE PLAN

NONSTATUTORY STOCK OPTION AGREEMENT

THIS OPTION AGREEMENT (including any exhibits hereto, the “Agreement”) is made effective as of the Date of Grant (as set forth in the attached Share Option Grant Notice (including any exhibits thereto, the “Notice”), the terms of which Notice are hereby made a part of this Agreement) between CB Richard Ellis Group, Inc., a Delaware corporation (the “Company”), and the Optionholder named in the Notice.

R E C I T A L S:

WHEREAS, the Company has adopted the CB Richard Ellis Group, Inc. 2004 Stock Incentive Plan (including any exhibits thereto, the “Plan”), which Plan is incorporated herein by reference and made a part of this Agreement. Capitalized terms not otherwise defined in this Agreement or in the Notice shall have the same meanings as in the Plan; and

WHEREAS, the Committee has determined that it would be in the best interests of the Company and its shareholders to grant the Option provided for herein to the Optionholder pursuant to the Plan and the terms set forth herein and in the Notice.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1. Grant of the Option. The Company hereby grants to the Optionholder the right and option (the “Option”) to purchase, on the terms and conditions hereinafter set forth, all or any part of an aggregate of that number of Shares set forth in the Notice, subject to adjustment from time to time pursuant to the provisions of Section 13 of the Plan. The purchase price per share of the Shares subject to the Option (the “Option Price”) shall be the “Exercise Price (Per Share)” set forth in the Notice, subject to adjustment from time to time pursuant to the provisions of Section 13 of the Plan. The Option is intended to be a non-qualified stock option, and is not intended to be treated as an option that complies with Section 422 of the Internal Revenue Code of 1986, as amended.

2. Vesting. At any time, the portion of the Option which has become vested and exercisable pursuant to the Vesting Schedule set forth in the Notice is hereinafter referred to as the “Vested Portion.” If the Optionholder’s service as an Eligible Director is terminated for any reason, the Option shall, to the extent not then vested, be canceled by the Company without consideration. The Vested Portion of the Option shall remain exercisable for the period set forth in Section 3(a) of this Agreement. For purposes of this Agreement, the Optionholder shall be deemed to continue in service as an Eligible Director for so long as the Optionholder serves as a member of the Company’s Board.

3. Exercise of Option.

(a)	Period of Exercise. Subject to the provisions of the Plan and this Agreement, the Optionholder may exercise all or any part of the Vested Portion of the Option at any time prior to the earliest to occur of:

(i)	The seventh (7th) anniversary of the Date of Grant (i.e., the “Expiration Date” set forth in the Notice);

(ii)	Three (3) months following the date of the Optionholder’s resignation or other voluntary termination of service as an Eligible Director;

(iii)	The date of the removal of the Optionholder as an Eligible Director; and

(iv)	One (1) year following the date of the Optionholder’s involuntary termination of service as an Eligible Director (such as in the event of death, Disability or non-reelection).

(b)	Method of Exercise.

(i)	Subject to Section 3(a), the Vested Portion of the Option may be exercised by delivering to the Company at its principal office or its designee written notice of intent to so exercise; provided that, the Option may be exercised with respect to whole Shares only. Such notice shall specify the number of Shares for which the Option is being exercised, and such other representations and agreements as may be required by the Company pursuant to the provisions of the Plan, and shall be accompanied by payment in full of the Option Price. The purchase price for the Shares as to which the Option is exercised shall be paid to the Company, at the election of the Optionholder, (i) in cash or its equivalent (e.g., by check), (ii) if there should be a public market for the Shares at such time, (A) in Shares having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee; provided, that such Shares have been held by the Optionholder for no less than six (6) months (or such other period as established from time to time by the Committee or generally accepted accounting principles in order to avoid any compensation expense to the Company for financial reporting purposes) or (B) partly in cash and partly in such Shares. At the discretion of the Board, the Optionholder may pay the purchase price for the Shares in some combination of the foregoing. The Optionholder shall also be required to pay all withholding taxes relating to the exercise.

(ii)	Notwithstanding any other provision of the Plan or this Agreement to the contrary, unless there is an available exemption from such registration, qualification or other legal requirements, the Option may not be exercised prior to the completion of any registration or qualification of the Option or the Shares that is required to comply with applicable state and federal securities or any ruling or regulation of any governmental body or national securities exchange or compliance with any other applicable federal, state or foreign law that the Committee shall in its sole discretion determine in good faith to be necessary or advisable.

(iii)	Upon the Company’s determination that the Option has been validly exercised as to any of the Shares, the Company shall issue certificates in the Optionholder’s name for such Shares. However, the Company shall not be liable to the Optionholder for damages relating to any delays in issuing the certificates to him, any loss of the certificates, or any mistakes or errors in the issuance of the certificates or in the certificates themselves.

(iv)

Should the Optionholder die while holding the Option, the Vested Portion of the Option shall remain exercisable by the Optionholder’s executor or administrator, or the person or persons to whom the Optionholder’s rights under this Agreement shall pass by will, by the laws of descent and distribution, or by beneficiary designation, as the case may be, to the extent set forth in Section 3(a). Any heir or legatee of the Optionholder shall take rights herein granted subject to the terms and conditions hereof.

4. Plan or Agreement Not a Service Contract. Neither the Plan nor this Agreement shall be construed as a service or employment contract with the Optionholder, and nothing in the Plan or this Agreement shall be deemed to create in any way whatsoever any obligation on the Optionholder’s part to continue to serve as an Eligible Director. In addition, nothing in the Plan or this Agreement shall obligate the Company, its stockholders, its Board or employees to continue any relationship that the Optionholder may have as an Eligible Director. Further, in the event of the Optionholder’s removal as an Eligible Director, the Company, its stockholders, its Board and employees shall be free from any liability or any claim under the Plan or this Agreement, except as otherwise expressly provided herein.

5. Transferability. The Option is exercisable only by the Optionholder during the Optionholder’s lifetime and may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Optionholder otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

6. Withholding. An Optionholder shall be required to pay to the Company or any Affiliate and the Company shall have the right and is hereby authorized to withhold, any applicable withholding taxes in respect of an Option, its exercise or any payment or transfer under an Option or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such withholding taxes.

7. Securities Laws. Upon the acquisition of any Shares pursuant to the exercise of the Option, the Optionholder will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement.

8. Notices. Any notice necessary under this Agreement shall be addressed to the Company in care of its Secretary at the principal executive office of the Company and to the Optionholder at the address appearing in the personnel records of the Company for the Optionholder or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

9. Choice of Law. THE INTERPRETATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

10. Option Subject to Plan. By entering into this Agreement, the Optionholder agrees and acknowledges that the Optionholder has received a copy of the Plan. The Option is subject to the Plan. The terms and provisions of the Plan, as it may be amended from time to time in accordance with its respective terms, are hereby incorporated herein by reference. The Optionholder acknowledges that the Notice, this Agreement and the Plan set forth the entire understanding between the Optionholder and the Company regarding the Optionholder’s rights to acquire the Shares subject to this Option and supersede all prior oral and written agreements with respect thereto, including, but not limited to, any other agreement or understanding between the Optionholder and the Company or an Affiliate relating to the Optionholder’s employment or service as an Eligible Director and any termination thereof, his or her compensation, or his or her rights, claims or interests in or to shares of the capital stock of the Company. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

11. Amendments. The Committee at any time, and from time to time, may amend the terms of the Option; provided, however, that the rights under any Option shall not be materially impaired by any such amendment unless (i) the Company requests the consent of the Optionholder and (ii) the Optionholder consents in writing. Notwithstanding the foregoing, in the event that the Committee shall determine that it is desirable or appropriate to amend the Option in order to allow the Company to satisfy the requirements of the Securities and Exchange Commission for an exemption from the registration requirements under Section 12(g) of the Act, the Option may be amended for this purpose without having to obtain any consent from the Optionholder.